Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of July 31, 2026 (the “Effective Date”), by and between NRL 91 Hartwell LLC, a Delaware limited liability company (“Landlord”), and uniQure, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of January 14, 2022 (the “Original Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain premises containing approximately 12,716 rentable square feet on the first (1st) floor of the building located at and commonly known and numbered as One Hartwell Place (formerly known as 91 Hartwell Avenue), Lexington, Massachusetts (the “Building”) and shown on the plan attached hereto as Exhibit A (the “Existing Premises”), for a term (the “Current Term”) scheduled to expire on November 30, 2029 (the “Expiration Date”); and

WHEREAS, Landlord and Tenant wish to enter into this Amendment to (i) expand the Premises to include that certain space adjacent to the Existing Premises containing approximately 8,247 rentable square feet on the first (1st) floor of the Building and shown as “Expansion Premises” on the plan attached hereto as Exhibit A (the “Expansion Premises”), effective as of December 1, 2026 (the “Expansion Premises Commencement Date”); and (ii) make further amendments to the Lease, all upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Original Lease as follows:

1.Recitals; Capitalized Terms. All of the foregoing recitals are true and correct and are incorporated herein by reference. Capitalized terms used herein but left undefined shall have the meanings ascribed to such terms in the Lease. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Original Lease as amended by this Amendment.

2.	Condition of Premises; Delivery of Expansion Premises.

(a)Tenant acknowledges that it is currently occupying the Existing Premises and accepts the same in its existing “AS-IS,” “WHERE-IS,” and “WITH ALL FAULTS” condition without representation or warranty, express or implied. Landlord shall have no obligation to perform any alterations or to make any improvements to the Existing Premises to prepare them for Tenant’s occupancy, nor to refurbish or otherwise improve the Existing Premises throughout the Lease Term.

(b)Effective as of the Expansion Premises Commencement Date, subject to Section 2(e) hereinbelow, Tenant shall take delivery of the Expansion Premises in its “AS-IS,” “WHERE-IS,” and “WITH ALL FAULTS” condition without representation or warranty, express or implied. Tenant’s lease of the Expansion Premises shall be on all the terms and conditions of the Lease as amended herein. Effective as of the Expansion Premises Commencement Date, the term “Premises” shall mean the Existing Premises and the Expansion Premises, collectively.

(c)Except as set forth in Section 2(e) hereof, Landlord shall have no obligation to perform any alterations or to make any improvements to the Expansion Premises to prepare them for Tenant’s occupancy, nor to refurbish or otherwise improve the Expansion Premises throughout the Lease Term.

(d)Except (i) as set forth in Section 2(e) hereof and (ii) for the Premises Upgrade Allowance (as hereinbelow defined), Landlord shall not incur any costs in connection with the construction, demolition, or refurbishment of any improvements in the Premises.

(e)Landlord and Tenant acknowledge that electricity is not separately metered to the Expansion Premises as of the date hereof. At Landlord’s sole cost and expense, the Premises shall be separately or check-metered for electricity serving Tenant’s lights and plugs prior to the Expansion Premises Commencement Date.

3.Total Square Footage of Premises. Prior to the Expansion Premises Commencement Date, the total square footage of the Premises shall be deemed to be 12,716 rentable square feet. Effective as of the Expansion Premises Commencement Date, the total square footage of the Premises shall be deemed to be 20,963 rentable square feet.

4.	Base Rent.

(a)Tenant shall continue to pay Base Rent with respect to the Existing Premises (“Existing Premises Base Rent”) as set forth in the Original Lease.

(b)From and after the Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the Expansion Premises (“Expansion Premises Base Rent” or “Exp. Base Rent”) in the manner and at the times set forth in the Lease in the amounts set forth below (Landlord acknowledges and agrees that while the Expansion Premises contains 8,247 rentable square feet, Expansion Premises Base Rent shall be calculated based on the rentable square footage set forth in the “Exp. Base Rent RSF” column in the following table during the corresponding rent periods):

Rent Period	Exp. Base Rent RSF	Annual Exp. Base Rent	Monthly Payment	Annual Exp. Base Rent/RSF
12/1/2026 – 12/31/2026	6,000	$204,000.00	$17,000.00	$34.00
1/1/2027 – 6/30/2027	7,000	$243,250.00*	$20,270.83	$34.75
7/1/2027 – 12/31/2027	7,500	$260,625.00*	$21,718.75	$34.75
1/1/2028 – 12/31/2028	8,247	$292,768.50	$24,397.38	$35.50
1/1/2029 – 11/30/2029	8,247	$298,953.75*	$24,912.81	$36.25

*Annualized

(c)From and after the Expansion Premises Commencement Date, the term “Base Rent”, as used in the Lease, shall be deemed to refer to Existing Premises Base Rent and

Expansion Premises Base Rent, collectively (provided that the table set forth in Section 1 of the Original Lease shall continue to be deemed to refer to Existing Premises Base Rent).

5.Tenant’s Percentage. Effective as of the Expansion Premises Commencement Date, the definition of “Tenant’s Percentage” in Section 1 of the Original Lease is hereby deleted in its entirety and replaced with the following”

“Tenant’s Percentage:

17.07%, being the ratio of rentable square footage of the Premises, which is 20,963 rentable square feet, to the total rentable square footage of the Building, which is 122,815 rentable square feet. The rentable square footage of the Building may be adjusted from time to time as reasonably determined by Landlord, but in no event shall Tenant’s Percentage be increased or decreased on account of any such adjustments.”

6.Security Deposit. Effective as of the Expansion Premises Commencement Date, the definition of “Security Deposit” in Section 1 of the Original Lease is hereby deleted in its entirety and replaced with the following”

“Security Deposit:	$182,954.01, in the form of an unconditional, clean, irrevocable standby letter of credit subject to and in accordance with the provisions of Section 11.”

7.Parking. Effective as of the Expansion Premises Commencement Date, the Number of Parking Spaces which Tenant is entitled to use pursuant to Section 32 of the Lease shall be increased from thirty (30) to fifty (50).

8.Loading Dock. From and after the Effective Date of this Amendment, Tenant shall be entitled, at no additional cost to Tenant, to the non-exclusive use of one (1) common loading dock at the Building, subject to and in compliance with all Applicable Law and Landlord’s reasonable rules and regulations regarding such use.

9.Prior Access. Commencing on August 1, 2026, Landlord shall provide Tenant access to the Expansion Premises to install furniture systems, equipment and telephone/data equipment (collectively, “Tenant’s Work”) in preparation for Tenant’s occupancy of the Premises. Such access shall be subject to scheduling by Landlord in a reasonable manner intended to permit Landlord to timely complete Landlord’s Work (as hereinbelow defined) and for Tenant to timely complete Tenant’s Work prior to the Expansion Premises Commencement Date, without use of overtime labor. In connection with such access, Tenant agrees (a) to cease promptly upon notice from Landlord any Tenant’s Work which has not been approved by Landlord, where such approval is required, or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of any work being performed by Landlord or Landlord’s agents or contractors in the Expansion Premises, including without limitation pursuant to Section 2(e) hereinabove (“Landlord’s Work”), and (b) to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating Landlord’s Work and Tenant’s Work, each with the other and with any other activity or work in the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of the Lease, including without limitation the requirements of Section 21 of the Lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay Base Rent or Additional Rent with respect to the Expansion Premises until otherwise required by the terms of the Lease. Without limiting the foregoing, prior to accessing the Expansion Premises, Tenant shall provide to Landlord, in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant’s Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant’s Work or will be supplying materials for such work, and the approximate number of individuals, itemized by trade, who will be present in the Expansion Premises; (iii) copies of all contracts, subcontracts and material purchase orders pertaining to Tenant’s Work; (iv) copies of all plans and specifications pertaining to Tenant’s Work; (v) copies of all licenses and permits required in connection with the performance of Tenant’s Work; (vi) certificates of insurance (in amounts required by the Lease and with the parties identified in, or required by, the Lease named as additional insureds).

If Tenant fails or refuses to comply or cause its contractors to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s right to access the Expansion Premises prior to the Expansion Premises Commencement Date. Landlord shall assume no responsibility for the quality or completion of Tenant’s Work under this Section 9, and shall not be responsible for equipment or supplies left or stored in the Expansion Premises by Tenant or Tenant’s contractors. Tenant’s access to the Premises pursuant to this Section 9 shall be at the sole risk of Tenant, except as expressly set forth herein.

10.Premises Upgrade Allowance. Subject to the terms and conditions hereof, Landlord agrees to provide to Tenant an allowance equal to $247,410 (i.e. $30 per rentable square foot of the Premises) (the “Premises Upgrade Allowance”) towards the actual out-of-pocket costs of construction incurred by Tenant in connection with Tenant’s Work and any other permitted upgrades made to the Premises by Tenant (collectively, “Tenant’s Upgrade Work”). Tenant shall perform any Tenant’s Upgrade Work in accordance with the terms and conditions of the Lease, including without limitation Section 21 thereof. Provided that the Lease is in full force and effect and Tenant (i) has completed all of such Tenant’s Upgrade Work in accordance with the terms and conditions of the Lease, including without limitation Section 21 thereof and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such Tenant’s Upgrade Work in recordable form, (ii) has delivered to Landlord its certificate specifying the total cost of such Tenant’s Upgrade Work and all contractors, subcontractors and suppliers involved with Tenant’s Upgrade Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iii) has made written request for such payment on or before the last day of the twelfth (12th) Lease Month following the Effective Date of this Amendment (the “Premises Upgrade Allowance Request Deadline”), (iv) is not otherwise in default under the Lease, (v) there are no liens against Tenant’s interest in the Lease or against the Building or arising out of Tenant’s Upgrade Work or any litigation in which Tenant is a party (vi) has provided a certification of Tenant’s architect that Tenant’s Upgrade Work has been installed in a good and workmanlike manner in accordance with any approved plans therefor (any “Upgrade Plans”) and in accordance with Applicable Law, and (vii) has provided any other information that Landlord may reasonably require, then within thirty (30) days after the satisfaction of the foregoing conditions, Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Premises Upgrade Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the actual out-of-pocket hard costs of Tenant’s Upgrade Work, together with Tenant’s actual out-of-pocket engineering, architectural and permitting costs, hard costs of wiring, and the cost of any of Tenant’s furniture, trade fixtures, or trade equipment to be installed in the Expansion Premises (provided that no more than fifty percent (50%) of the Premises Upgrade Allowance may be used to reimburse Tenant for any costs related to furniture, fixtures, or equipment) as part of Tenant’s Upgrade Work. Further, in no event shall Landlord be required to pay any portion of the Premises Upgrade Allowance on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. Landlord shall be under no obligation to apply any portion of the Premises Upgrade Allowance for any purposes other than as provided herein, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Any portion of the Allowance which not requested or applied in compliance with the terms and conditions hereof on or before the Premises Upgrade Allowance Request Deadline shall be retained by Landlord and forfeited by Tenant. Landlord shall be entitled to deduct from the Premises Upgrade Allowance an amount equal to the sum of: (i) two percent (2%) of the total cost of Tenant’s Upgrade Work for Landlord’s out-of-pocket costs for supervision of Tenant’s Upgrade Work by Landlord’s property management company, plus (ii) third party expenses incurred by Landlord to review Tenant’s Plans and Tenant’s Upgrade Work. In the event the cost of Tenant’s Upgrade Work exceeds the Premises Upgrade Allowance, Tenant shall pay all such excess costs after the full amount of the Premises Upgrade Allowance has been disbursed hereunder directly to Tenant’s contractor or subcontractor or suppliers involved and shall furnish to Landlord copies of receipted invoices therefor and such waivers of lien rights as Landlord may reasonably require.

11.Brokerage. Tenant represents to Landlord that it has not dealt with any broker in connection with this Amendment other than Lincoln Property Company and Colliers (the “Brokers”). Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this Amendment asserted by any broker, agent, or finder engaged by Tenant or with whom Tenant has dealt other than the Brokers. Landlord shall be responsible for payment of any commission due to the Brokers in connection with this Amendment pursuant to a separate agreement.

12.	Ratification. Except as expressly modified by this Amendment, the Original Lease

(a) shall remain in full force and effect, and (b) is expressly ratified and confirmed by the parties hereto. Tenant represents and warrants to Landlord that, to its knowledge, as of the Effective Date, (i) there are no offsets or defenses to the payment of the rents, additional rents, or other sums payable by Tenant under the Lease, (ii) Landlord has completed any and all improvements or other work required to be completed by Landlord under the Lease, (iii) Landlord has paid any and all improvement allowances or other monetary concessions or payments required to be paid by Landlord under the Lease, (iv) there is no default or event which with the giving of notice and/or passage of time would be a default by Tenant under the Lease, and (v) to the best of Tenant’s knowledge, there is no default or event which with the giving of notice and/or passage of time would be a default by Landlord under the Lease.

13.Governing Law; Interpretation and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

14.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

15.Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant agree that this Amendment may be signed by electronic signatures (including, PDF, Doc-u-sign or similar methods). Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

[Separate signature page to follow.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

LANDLORD:

NRL 91 Hartwell LLC,
a Delaware limited liability company

By:	/s/ Christopher Flagg
Name:	Christopher Flagg
Title:	Authorized Signatory

TENANT:

uniQure, Inc.,
a Delaware corporation

By:	/s/ Christian Klemt
Name:	Christian Klemt
Title:	Chief Financial Officer

Signature Page to First Amendment to Lease

Exhibit A

THE PREMISES

[Omitted]